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14100 NW 60 Avenue
Miami Lakes, Florida  33014

FOR IMMEDIATE RELEASE
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                   French Fragrances Announces
            Proposed Offering of Senior Secured Notes
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Miami, Florida (January 8, 2001) -- French Fragrances, Inc. (NASDAQ:
FRAG), doing business as FFI Fragrances, announced today that it is proposing to make an offering of approximately $160 million principal amount of senior secured notes. The notes will bear a fixed rate, payable semiannually, and are expected to mature in 2011.

The net proceeds of the notes offering together with borrowings under a new $175 million revolving credit facility are expected to be used to finance the acquisition of the Elizabeth Arden skin treatment, cosmetics and fragrance brands, the Elizabeth Taylor fragrance brands, the White Shoulders fragrance brand and related assets and liabilities from affiliates of the Unilever Group (NYSE: UN) together with related costs and expenses.

The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the act.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including: the failure of the Company to complete the proposed offering or to obtain other suitable financing; the failure of the Company to close the Arden acquisition; the Company's ability to successfully and cost-effectively integrate the acquired businesses and other acquired companies and new brands into the Company; the Company's ability to retain employees from the acquired businesses; the Company's ability to launch new products and implement its growth strategy; risks of international operations; the substantial indebtedness of the Company, including the indebtedness incurred in connection with this proposed offering and the acquisition; supply constraints or difficulties; the impact of competitive products and pricing; changes in the retail industry; the effect of business and economic conditions; and other risks and uncertainties. More detailed information about these factors is included from time to time in reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date hereof. The Company assumes no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.


Investor Contact:  Stacey Bibi/Shannon Froehlich/Natasha Boyden
                   Morgen-Walke Associates, New York
                   (212) 850-5600

Press Contact:     Michael McMullan/Eileen King
                   Morgen-Walke Associates, New York
                   (212) 850-5600